Exhibit 99.1

Orion Marine Group Closes $75 Million Revolving Credit Facility

HOUSTON, July 1, 2010 -- Orion Marine Group, Inc. (NYSE: ORN) (the "Company"), a leading heavy civil marine contractor serving the infrastructure sector, today announced it has entered into a new $75 million revolving credit facility.  An additional $25 million is available under the facility subject to the lenders’ discretion.  This new facility replaces the existing debt facility that would have matured in September of this year.

The new credit facility may be used to fund acquisitions, finance working capital, repay indebtedness, and other general corporate purposes.  The facility matures on June 30, 2013, and is guaranteed by the Company’s subsidiaries.

"We are pleased with the support from our banks for this new, larger facility," said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. "The increase in the new facility will provide us the flexibility we need to remain opportunistic and meet future growth needs."

Wells Fargo Securities, LLC. acted as sole lead arranger and bookrunner for the facility.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, West Coast, Canada, the Atlantic Seaboard and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Director of Investor Relations
713-852-6506